UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Toledano, Udi

   545 Madison Avenue, Suite 800
   New York, NY  10022
   USA
2. Issuer Name and Ticker or Trading Symbol
   HumaScan Inc.
   HMSC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |3/6/98|S   | |3,500             |D  |$12.00 per |                   |D     |                           |
                           |      |    | |                  |   |share      |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/3/98|S   | |4,200             |D  |$12.50 per |                   |D     |                           |
                           |      |    | |                  |   |share      |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/3/98|S   | |1,500             |D  |$12.125 per|                   |D     |                           |
                           |      |    | |                  |   | share     |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/3/98|S   | |100               |D  |$12.71875 p|                   |D     |                           |
                           |      |    | |                  |   |er share   |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/3/98|S   | |5,000             |D  |$12.75 per |                   |D     |                           |
                           |      |    | |                  |   |share      |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/3/98|S   | |100               |D  |$12.6875 pe|                   |D     |                           |
                           |      |    | |                  |   |r share    |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/3/98|S   | |600               |D  |$12.5625 pe|                   |D     |                           |
                           |      |    | |                  |   |r share    |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/9/98|S   | |1,065             |D  |$10.125 per|                   |I     |(1)                        |
                           |      |    | |                  |   | share     |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/10/9|S   | |1,065             |D  |$10.625 per|                   |I     |(1)                        |
                           |8     |    | |                  |   | share     |                   |      |                           |
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                           |      |    | |                  |   |           |81,875             |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants              |$2.93   |3/6/9|C   | |4,500      |D  |(2)  |     |Common Stock|1,065  |$2.93  |0           |I  |(1)         |
                      |        |8    |    | |           |   |     |     |            |       |       |            |   |            |
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Warrants              |$2.93   |3/9/9|C   | |4,500      |D  |(2)  |     |Common Stock|1,065  |$2.93  |0           |I  |(1)         |
                      |        |8    |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)   Securities owned by certain other members of the reporting person's
family.   The reporting person discaims
beneficial ownership of these securities, and this report shall not be deemed
      an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other
purpose.
(2) Such warrants may be exercised for an aggregate of only 2,930 shares because the Common Stock traded publicly at a price per share of at least $7.33
      more than six months but less than nine months from May 15,
1996.
SIGNATURE OF REPORTING PERSON
/s/       Udi Toledano
DATE
April  7, 1998